Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Third Quarter Fiscal 2015 Results

RACINE, WI, February 4, 2015 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the third quarter ended December 31, 2014.  Highlights and year-over-year comparisons include:

•	Sales of $363.6 million, up 5 percent;
•	Operating income of $15.5 million and net earnings per share of $0.20;
•	Adjusted operating income of $14.2 million, up $1.9 million;
•	Adjusted earnings per share of $0.15, down $0.01.

“We are pleased with the sales increase this quarter despite continued weak market conditions in Brazil and unfavorable foreign currency impacts,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Adjusted operating income increased 15 percent due to sales volume increases, particularly within our Building HVAC segment.”

Third Quarter Financial Results

Sales in the third quarter of fiscal 2015 grew $16.6 million, or 5 percent, from the third quarter of fiscal 2014.  On a constant currency basis, sales were up 9 percent, with increases in all segments other than South America, as economic conditions remained weak in Brazil.  Gross profit increased $2.6 million, or 5 percent, and gross margin was flat at 16.4 percent, as positive volume impacts were offset by higher materials costs.  Selling, general and administrative (SG&A) expenses increased $0.7 million, but were down as a percentage of sales.  The company recorded $1.9 million of restructuring expenses, of which $0.6 million related to the ongoing restructuring program in Europe, $0.7 million related to severance expenses in South America, and $0.6 million related to the closure of the McHenry, Illinois manufacturing facility in North America.  The company also recorded a $3.2 million gain on the sale of a wind tunnel in Europe during the quarter.  Earnings from continuing operations of $9.1 million improved $12.5 million from the prior year. Excluding restructuring expenses and the gain on the sale of the wind tunnel, the company reported adjusted operating income of $14.2 million, up $1.9 million from the prior year, and adjusted earnings per share of $0.15, compared with $0.16 in the third quarter of last year.

Free cash flow in the quarter was $10.0 million.  Net debt was $73.7 million at December 31, 2014, a decrease of $3.5 million from the end of fiscal 2014. Cash and cash equivalents at the end of the third quarter were $79.9 million.

Third Quarter Segment Results

North America segment sales increased 2 percent to $131.8 million compared with $128.9 million one year ago.  The increase was driven primarily by higher sales to commercial vehicle and automotive customers, partially offset by lower sales to off-highway customers.  Operating income decreased $1.8 million to $6.9 million compared with the prior year. Gross profit was up on the higher sales volume, but was offset by higher SG&A expense due to higher engineering and development costs.

Europe segment sales decreased 2 percent to $137.2 million compared with $140.5 million in the prior year, driven primarily by a $12.1 million negative currency impact during the quarter.  On a constant currency basis, sales grew 6 percent as compared to the prior year.  This growth was primarily due to higher sales to automotive and commercial vehicle customers.  Operating income for the quarter of $5.9 million included $0.6 million of restructuring charges related to the plant consolidation in Germany and a $3.2 million gain from the wind tunnel sale, and was negatively impacted by higher metals prices, unfavorable sales mix and lower profits on tooling sales.

South America segment sales decreased 22 percent to $21.5 million compared with $27.4 million one year ago.  On a constant currency basis, sales decreased 12 percent, due primarily to lower sales to off-highway, commercial vehicle and automotive customers as economic conditions in Brazil continue to be weak.  The segment reported a $1.3 million operating loss, compared to $1.1 million of operating income last year.  This decrease was primarily due to lower sales volume and $0.7 million of restructuring expenses.

Asia segment sales increased 18 percent to $20.2 million compared with $17.1 million one year ago as higher sales to automotive customers in China and higher sales across all markets in India were partially offset by lower sales to off-highway customers in China. The segment reported an operating loss of $0.3 million, a $0.3 million improvement from the prior year.  This improvement was primarily the result of the higher sales volume.

Building HVAC segment sales increased 52 percent to $56.3 million compared with $37.0 million one year ago.  Of this increase, Airedale sales in the U.K. were up $13.0 million.  This increase was largely driven by low sales in the third quarter of the prior year due to the September 6, 2013 fire and the inclusion of the newly-acquired Barkell business in the current year.  North American heating and school product sales increased as the market for heating products in North America remains strong.  Operating income of $9.8 million was up $4.5 million from the prior year on the higher sales volume.

Outlook

“We anticipate that the heating and commercial truck markets will remain strong for the remainder of our fiscal year,” Burke commented.  “However, we expect further weakness in South America and in the global off-highway markets and continued, unfavorable currency conditions.  Based on these factors and given the proximity to our fiscal year-end, we are lowering our revenue guidance and tightening our earnings guidance range at this time.”

Based on current exchange rates and market outlook, Modine provides the following guidance for fiscal 2015:

•	Full fiscal year-over-year sales up 1 to 3 percent, which reflects an approximately 150 basis point reduction in sales growth as a result of unfavorable foreign exchange rates compared to our prior outlook of a 3 to 6 percent annual sales increase;
•	Adjusted operating income of $65 million to $70 million, up from $61.3 million in fiscal 2014; and
•	Adjusted earnings per share of $0.63 to $0.70, reflecting the impact of higher income tax expense following our reversal of the U.S. valuation allowance in the fourth quarter of fiscal 2014.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, February 4 , 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2015 third quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after February 4, 2015.  A call-in replay will be available through midnight on February 9, 2015, at 855.859.2056, (international replay 404.537.3406); Conference ID# 71400006.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after February 9, 2015.

About Modine

Modine, with fiscal 2014 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2014 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the overall health and price-down focus of Modine’s customers, particularly in light of some remaining market challenges; the ability of the Company to execute the closure of its McHenry, Illinois facility efficiently and in a manner consistent with its expectations; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with Airedale’s operations in temporary sites and timely recovery of insurance proceeds; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in Western Europe, Russia and North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other unusual or infrequently occurring gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring expenses.   This is a measure of cash generated from operations, excluding payments for restructuring expenses, during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2014	2013	2014	2013
Net sales	$363.6	$347.0	$1,133.4	$1,087.0
Cost of sales	304.2	290.2	949.6	911.1
Gross profit	59.4	56.8	183.8	175.9
Selling, general & administrative expenses	45.2	44.5	135.8	132.9
Restructuring expenses	1.9	9.4	3.7	10.5
Gain on sale of wind tunnel	(3.2)	-	(3.2)	-
Impairment charges	-	2.0	-	2.0
Operating income	15.5	0.9	47.5	30.5
Interest expense	(2.8)	(3.2)	(8.9)	(9.4)
Other expense - net	(0.6)	(0.3)	(0.3)	(0.8)
Earnings (loss) from continuing operations before income taxes	12.1	(2.6)	38.3	20.3
Provision for income taxes	(3.0)	(0.8)	(13.1)	(8.1)
Earnings (loss) from continuing operations	9.1	(3.4)	25.2	12.2
Earnings from discontinued operations, net of income taxes	0.6	-	0.6	-
Net earnings (loss)	9.7	(3.4)	25.8	12.2
Net earnings attributable to noncontrolling interest	(0.1)	(0.2)	(0.8)	(1.2)
Net earnings (loss) attributable to Modine	$9.6	$(3.6)	$25.0	$11.0

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted:	$0.19	$(0.08)	$0.51	$0.23
Net earnings (loss) per share attributable to Modine shareholders - diluted:	$0.20	$(0.08)	$0.52	$0.23

Weighted average shares outstanding - diluted:	47.7	46.9	47.7	47.5

Condensed consolidated balance sheets (unaudited)

	(In millions)
	December 31, 2014	March 31, 2014
Assets
Cash and cash equivalents	$79.9	$87.2
Trade receivables	176.0	221.1
Inventories	124.1	116.8
Deferred income taxes	13.8	13.0
Other current assets	81.0	60.7
Total current assets	474.8	498.8
Property, plant and equipment - net	336.8	359.6
Deferred income taxes	92.3	98.6
Other noncurrent assets	60.8	75.3
Total assets	$964.7	$1,032.3

Liabilities and shareholders' equity
Debt due within one year	$23.5	$33.2
Accounts payable	140.5	171.1
Other current liabilities	154.3	152.9
Total current liabilities	318.3	357.2
Long-term debt	130.1	131.2
Other noncurrent liabilities	93.4	115.3
Total liabilities	541.8	603.7
Total equity	422.9	428.6
Total liabilities & equity	$964.7	$1,032.3

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

	(In millions)

	Nine months ended December 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$25.8	$12.2
Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	39.3	45.0
Insurance proceeds from Airedale fire	10.8	16.9
Gain on sale of wind tunnel	(3.2)	-
Impairment charges	-	2.0
Other - net	9.8	4.2
Net changes in operating assets and liabilities	(38.4)	6.4
Net cash provided by operating activities	44.1	86.7

Cash flows from investing activities:
Expenditures for property, plant and equipment	(41.9)	(36.0)
Insurance proceeds from Airedale fire	12.2	7.4
Costs to replace building and equipment damaged in Airedale fire	(9.5)	(2.2)
Proceeds from dispositions of assets	7.5	2.7
Other - net	(4.0)	0.3
Net cash used for investing activities	(35.7)	(27.8)

Cash flows from financing activities:
Net (decrease) increase in debt	(10.1)	3.4
Other - net	0.2	(2.0)
Net cash (used for) provided by financing activities	(9.9)	1.4

Effect of exchange rate changes on cash	(5.8)	2.2

Net (decrease) increase in cash and cash equivalents	(7.3)	62.5

Cash and cash equivalents - beginning of period	87.2	23.8

Cash and cash equivalents - end of period	$79.9	$86.3

Segment operating results (unaudited)

	(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2014	2013	2014	2013
Net sales:
North America	$131.8	$128.9	$427.3	$423.6
Europe	137.2	140.5	442.2	425.6
South America	21.5	27.4	73.9	93.6
Asia	20.2	17.1	60.0	51.6
Building HVAC	56.3	37.0	142.5	104.2
Segment net sales	367.0	350.9	1,145.9	1,098.6
Corporate and eliminations	(3.4)	(3.9)	(12.5)	(11.6)
Net sales	$363.6	$347.0	$1,133.4	$1,087.0

Operating income (loss):
North America (a)	$6.9	$8.7	$30.9	$34.7
Europe (a)	5.9	(5.3)	20.9	6.0
South America (a)	(1.3)	1.1	(1.2)	6.2
Asia	(0.3)	(0.6)	(0.1)	(2.0)
Building HVAC (a)	9.8	5.3	16.2	7.5
Segment operating income	21.0	9.2	66.7	52.4
Corporate and eliminations	(5.5)	(8.3)	(19.2)	(21.9)
Operating income	$15.5	$0.9	$47.5	$30.5

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring and other unusual charges recorded within these segments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

	(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2014	2013	2014	2013
Operating income	$15.5	$0.9	$47.5	$30.5
Restructuring expenses - Europe (a)	0.6	9.4	1.7	10.5
Accelerated depreciation - Europe (b)	-	-	-	4.3
Restructuring expenses - South America (a)	0.7	-	1.2	-
Restructuring expenses - North America (a)	0.6	-	0.8	-
Gain on sale of wind tunnel - Europe	(3.2)	-	(3.2)	-
Impairment charges - Europe	-	2.0	-	2.0
Loss from Airedale fire - Building HVAC (c)	-	-	-	0.5
Adjusted operating income	$14.2	$12.3	$48.0	$47.8

Earnings (loss) per share from continuing operations attributable to Modine shareholders - diluted	$0.19	$(0.08)	$0.51	$0.23
Restructuring expenses - Europe (a)	0.01	0.20	0.03	0.22
Accelerated depreciation - Europe (b)	-	-	-	0.09
Restructuring expenses - South America (a)	0.01	-	0.02	-
Restructuring expenses - North America (a)	0.01	-	0.01	-
Gain on sale of wind tunnel - Europe	(0.07)	-	(0.07)	-
Impairment charges - Europe	-	0.04	-	0.04
Loss from Airedale fire - Building HVAC (c)	-	-	-	0.01
Adjusted earnings per share	$0.15	$0.16	$0.50	$0.59

(a)	Restructuring expenses primarily relate to equipment transfer, plant consolidation and employee severance related costs.

(b)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that is no longer used because of manufacturing process changes in Germany.

(c)	Losses and costs incurred as a result of the Airedale fire, which will not be reimbursed by the Company's insurance provider, primarily relate to the write-off of certain assets (leasehold improvements) destroyed by the fire.

There was no income tax impact related to the Europe restructuring expenses, accelerated depreciation, gain on sale of wind tunnel or impairment charges because of income tax valuation allowances in Germany.

Net debt (unaudited)

	(In millions)

	December 31, 2014	March 31, 2014
Debt due within one year	$23.5	$33.2
Long-term debt	130.1	131.2
Total debt	153.6	164.4

Less: cash and cash equivalents (a)	79.9	87.2
Net debt	$73.7	$77.2

(a)
Cash and cash equivalents as of December 31, 2014 and March 31, 2014, included $21.7 million and $16.8 million, respectively, of advances from the  Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)

	(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities (a)	$20.5	$37.7	$44.1	$86.7
Expenditures for property, plant and equipment	(12.7)	(14.6)	(41.9)	(36.0)
Payments for restructuring expenses	2.2	1.8	6.0	4.3
Free cash flow	$10.0	$24.9	$8.2	$55.0

(a)
Net cash provided by operating activities for the three months ended December 31, 2014 and 2013 was positively impacted by $1.3 million and $4.0 million, respectively, related to the timing of insurance proceeds from the Airedale fire.   Net cash provided by operating activities for the nine months ended December 31, 2014 and 2013, was positively impacted by $2.2 million and $4.0 million, respectively, related to the timing of insurance recoveries from the Airedale fire.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com